NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 11, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 31, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On March 31, 2023, Safehold, Inc. ("SAFE") completed its previously announced merger (the "Merger") with and into iStar, Inc. ("STAR"), with STAR continuing as the surviving corporation and operating under the name "Safehold Inc." ("New SAFE"). Each share of common stock of SAFE ("SAFE Common Stock") issued and outstanding immediately before effective time of merger (other than any shares owned directly by STAR or any of the wholly-owned subsidiaries of STAR or SAFE and in each case not held on behalf of third parties) was automatically converted into the right to receive one share of newly issued common stock, $0.01 par value per share, of New SAFE ("New SAFE Common Stock"). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 31, 2023.